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                                                               EXHIBIT 10.15

                              TRANSITION AGREEMENT

      This Transition Agreement ("Agreement") is entered into as of March 31, 2003 by and between WebSideStory, Inc. ("WebSideStory" and the "Company") and John J. Hentrich ("Employee").

                                    RECITALS

      A. Employee is currently employed by Company as Chief Executive Officer and President pursuant to an Amended Employment Agreement dated May 14, 2002 (the "Employment Agreement"). Employee also serves as Chairman of Company's Board of Directors ("Board of Directors").

      B. Employee has been granted stock options to purchase shares of Company's common stock pursuant to Company's stock option plans and stock option agreements.

      C. The parties desire to settle all claims and issues that have, or could have been, raised including, without limitation, those in relation to Employee's employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee's employment with Company or the termination of that employment, on the terms set forth below

                                    AGREEMENT

      NOW THEREFORE, in consideration of the representations, warranties, agreements, covenants and other promises herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties hereby agree as follows:

      1. RESIGNATION OF OFFICE. Employee agrees to resign from his positions as the Company's Chief Executive Officer and President, such resignations to be effective as of March 31, 2003 ("CEO Termination Date"). Further, the Executive agrees to resign his directorship and as Chairman of the Board of Directors as of the CEO Termination Date.

      2. ACCRUED COMPENSATION. Employee shall be paid on March 31, 2003: (1) all vacation pay accrued but unused as of March 31, 2003 and (2) any portion of Employee's current base salary which is due and owing to him through such date, in each case less all applicable withholdings and deductions required by law. Employee shall also be reimbursed for all reasonable expenses incurred in Employee's performance of his duties prior to or on March 31, 2003, whether submitted or in the process of being submitted, in accordance with Company practice.

      3. TRANSITIONAL SERVICES. For the period beginning on April 1, 2003 and ending on April 30, 2003 ("Transition Period"), Employee agrees to remain employed with the Company and provide transition and other services reasonably requested by the new Chief Executive Officer or the Board of Directors ("Transitional Services"). The Company agrees to pay Employee an aggregate of $31,250.00 (Thirty-One Thousand Two Hundred Fifty Dollars), in two bi-weekly payments of $15,625.00 (Fifteen Thousand Six Hundred Twenty Five Dollars) less all applicable withholdings and deductions required by law ("Transition Salary"). This Transition Salary, together

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with those amounts to be paid to Employee pursuant to paragraph 2 above, shall be in addition to the Severance Package described below. During the Transition Period, Employee will not be eligible for bonus or vacation accrual, but shall be eligible for and receive all other fringe benefits available to employees generally. The Company may terminate Employee's employment during the Transition Period at any time, with or without notice or reason; provided that, subject to paragraph 13 below, no such termination shall terminate the Company's obligation to pay to Employee the Transition Salary. The Employee may take a reasonable amount of time during the Transition Period to seek other employment. In the event that Employee voluntarily decides to discontinue employment during the Transition Period, the Employee will only be entitled to receive pursuant to this paragraph 3 that portion of the Transition Salary prorated through the date of termination. The remaining obligations of the parties under this Agreement shall be unaffected.

      4. SEVERANCE PACKAGE. Company agrees to provide Employee with the following payments and benefits ("Severance Package") to which he is not otherwise fully entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Agreement.

            a. BONUS. On March 31, 2003, WebSideStory shall pay Employee a bonus ("Bonus") in the amount of $125,000.00 (One Hundred Twenty-Five Thousand Dollars), less all applicable withholdings and deductions required by law.

            b. ADDITIONAL SEVERANCE PAYMENTS. Company shall pay Employee additional severance payments, in the manner specified below, totaling an aggregate of $375,000.00 (Three Hundred Seventy-Five Thousand Dollars), less all applicable withholdings and deductions required by law ("Severance Payments"). The first Severance Payment shall be $125,000.00 (One Hundred Twenty-Five Thousand Dollars), less all applicable withholdings and deductions required by law, and shall be paid to Employee in a lump sum on March 31, 2003. The remaining Severance Payments totaling $250,000.00 (Two Hundred Fifty Thousand Dollars) shall be paid in bi-weekly installments of $9,615.38 (Nine Thousand Six Hundred Fifteen Dollars and 38/100), less all applicable withholdings and deductions required by law, on normal Company paydays for the 26 pay periods commencing on the next Company payday following the CEO Termination Date. The Severance Payments are in addition to the Transition Salary, the Bonus and any other amounts payable to Employee pursuant to paragraph 2 above.

            c. CHANGE OF CONTROL. In the event of a Change of Control (as defined below), any unpaid portion of the Severance Payments shall automatically accelerate and be payable in full upon the closing of such Change of Control. "Change of Control" is defined as (A) a merger or consolidation of the Company with or into another corporation or other entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are shareholders of the Corporation immediately prior to such event); (B) the sale or transfer of all or substantially all of the properties and assets of the Company; (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Company; or (E) of any other change of control of fifty percent (50%)

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or more of the outstanding voting power of the Company in a single transaction or series of related transactions, but for purposes of this subsection (E) excluding an underwritten public offering by the Company of shares of Common Stock or other securities.

            d. OFFSETS/DEDUCTIONS. Subject to paragraph 13 below, there will be no offsets or deductions of any kind with respect to the Severance Package except for all applicable withholdings and deductions required by law. Without limitation thereof, Employee is free to commence other employment at any time, and the Severance Package will not be reduced or offset by any compensation of Employee from such employment except with respect to continuation of benefits as set forth in paragraph g below. Subject to paragraph 13 below, the Company's obligation to pay Employee the Severance Package is not conditioned on the occurrence or non-occurrence of any event including, without limitation, Employee's death or disability after the CEO Termination Date.

            e. OUTPLACEMENT SERVICES. Company shall reimburse Employee for fees paid by Employee for outplacement or career counseling services up to a total of $7,500.00 upon the submission of appropriate supporting documentation.

            f. DISPOSITION OF CERTAIN PROPERTY. Employee may keep at no charge to Employee, his work laptop computer (IBM), PDA, cell phone and home computer systems provided that, as a condition thereto, Employee must return to the Company all confidential and proprietary information of the Company contained in the property, on any computer disks, or otherwise within Employee's possession, custody or control. To accomplish the return of all confidential and proprietary information stored in the property, Employee agrees to deliver the property to a reasonably designated Company representative at such time as is designated by Company, who will endeavor to ensure that all confidential proprietary information is retrieved. Employee will be permitted to retain copies of agreements between himself and the Company and other materials uniquely personal to Employee's employment with the Company.

            g. HEALTH AND OTHER EMPLOYEE BENEFITS. Commencing with the CEO Termination Date and for a period of eighteen (18) months thereafter, the Company will pay the full cost of group health and dental insurance benefit premiums to provide coverage for Employee under the Company's plans provided the Company's insurance carrier allows for such benefits continuation. In the event Company's insurance carrier does not allow for such coverage continuation, Company agrees to pay the full premiums required to continue Employee's group health care coverage for the 18-month period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Employee elects to continue and remains eligible for these benefits under COBRA. Except as provided below, if Employee's COBRA benefits terminate prior to the end of the 18-month period because Employee obtains other employment, the Company shall continue to reimburse Employee for the full premiums for any comparable substitute health and dental insurance obtained by Employee through the period ending twelve (12) months following the CEO Termination Date, at which time the Company's obligations to continue to pay benefit premiums for Employee shall terminate.

            h. STOCK OPTIONS. The Company acknowledges that the Employee has previously exercised in full options to acquire 1,390,887 shares of Common Stock of the Company which were granted to the Employee in 1999 and that no repurchase rights exist with respect to the Common Stock so purchased. The Company and Employee are also party to (i) that certain Stock

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Option Agreement, dated January 18, 2001 (the "2001 Agreement"), pursuant to which Employee purchased, subject to a repurchase right in favor of the Company, an aggregate of 884,325 shares of Common Stock of the Company (the "2001 Shares") and (ii) that certain Stock Option Agreement, dated January 23, 2002 (together with the 2001 Agreement, the "2002 Agreement"), pursuant to which the Employee is entitled, subject to certain vesting provisions, to purchase up to an aggregate of 1,000,000 shares of Common Stock of the Company (the "2002 Shares"). The Employee represents and warrants that Employee has no other rights to purchase or acquire any securities of the Company (other than the 2002 Shares) or any interest therein. The Company and the Employee hereby agree that, effective March 31, 2003, any unvested rights of Employee under the 2002 Agreement to exercise and purchase the 2002 Shares shall vest in full and that any rights of the Company to repurchase any 2001 Shares under the 2001 Agreement shall lapse in full. In addition, Employee may exercise his rights under the 2002 Agreement to purchase any or all of the 2002 Shares at any time on or before April 30, 2005, following which Employee's right to purchase the 2002 Shares shall terminate. Except as set forth in this paragraph 4h, the rights and obligations of the parties as set forth in the 2001 Agreement and 2002 Agreement remain in full force and effect. Employee confirms that he has been advised to consult an independent tax advisor to understand the tax consequences of his options (including the consequences of any delay in exercise or extension of exercise period) prior to signing this Agreement.

      5. DIRECTORS AND OFFICERS INSURANCE; DIRECTORS AND OFFICERS INDEMNIFICATION AGREEMENT. Employee's rights under any existing insurance policies of the Company (including the Company's Directors and Officers insurance policies) and that certain Indemnity Agreement, dated December 4, 2000, between the Company and Employee ("Indemnity Agreement") shall be unaffected by this Agreement or the Mutual General Release below.

      6. MUTUAL GENERAL RELEASE, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company's employees, officers, directors, shareholders, agents, successors and assigns (collectively, "Released Parties"), and Company unconditionally, irrevocably and absolutely releases and discharges Employee, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee's employment with Company, the termination of Employee's employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee's employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys' fees, costs and expenses. Employee and the Released Parties expressly waive their respective rights to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee, the Released Parties, or on any of their behalf, related in any way to the matters released herein.

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      7.    CALIFORNIA CIVIL CODE SECTION 1542 MUTUAL WAIVER. Employee and
Company expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      8. REPRESENTATION CONCERNING FILING OF LEGAL ACTIONS. The parties represent that, as of the date of this Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or any of the other Released Parties in any court or with any governmental agency. The parties further agree that, to the fullest extent permitted by law, they will not prosecute, nor allow to be prosecuted on their behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of each other related in any way to the matters discharged herein.

      9. CONFIDENTIAL SEPARATION INFORMATION. The parties agree that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the "Confidential Separation Information") are intended to remain confidential between Employee and Company. The parties further agree that they will not disclose the Confidential Separation Information to any other persons, except that they may disclose such information (i) to immediate family members and to attorney(s), financial advisors and accountant(s), if any, to the extent needed for legal, financial or accounting advice or income tax reporting purposes and
(ii) to third parties in connection with due diligence or other investigations of the Company provided such third parties are obligated to keep such information confidential. When releasing this information to any such person, such releasing party shall advise the person receiving the information of its confidential nature. No party, nor anyone to whom the Confidential Separation Information has been disclosed, will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Employee specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Company. Nothing in this section will preclude either party from disclosing information as required by law or in response to a subpoena or notice of deposition duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or notice of deposition.

      10. CONTINUING OBLIGATIONS. Employee hereby reaffirms and agrees to abide by all the surviving provisions of that certain Employee Confidentiality and Inventions Agreement between Employee and Company (which is incorporated herein by reference), including, but not limited to, promises to protect all confidential and proprietary information of Company and promises

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not to solicit any of Company's employees or consultants for a period of one (1)
year from the date of his termination from Company.

      11. NON-SOLICITATION. Employee understands and agrees that any information regarding Company's customers (including the identity thereof but excluding any information that has been publicly disclosed by the Company through no fault of the Employee or is otherwise in the public domain) is confidential and constitutes trade secrets. As such, for a period of one (1) year following the date of his termination from Company, Employee agrees not to use this information, directly or indirectly, separately or in association with others interfere with, impair, disrupt or damage Company's relationship with any of its customers or prospective customers by soliciting, or encouraging or causing others to solicit or encourage, any of them for the purpose of diverting or taking away the business such customers have with Company. The Company acknowledges that this paragraph shall not restrict Employee from accepting employment with a competitor of the Company; provided that the Employee does not violate any of the terms of this Agreement including those set forth above.

      12. NON-DISPARAGEMENT AND REFERENCES. Employee agrees that he shall not disparage or otherwise issue or make adverse or negative remarks about any Released Party that criticize the personal and/or business reputations, practices or conduct of such Released Party. Likewise, WebSideStory agrees that its officers and directors shall not disparage or otherwise issue or make adverse or negative remarks about Employee that criticize the personal and/or business reputations, practices or conduct of Employee, Employee's employment performance or Employee's separation from WebSideStory. WebSideStory agrees that its directors and officers will a provide a positive reference to prospective employers regarding Employee's employment at WebSideStory, including a written reference in the form attached hereto as Attachment A. Employee agrees that a verbal reference consistent with the general tone and substance of Attachment A (without a requirement for the full detail contained therein) will be considered positive. Employee shall also review and approve in advance the wording of any press releases, public announcements or internal Company announcements concerning Employee's departure as CEO that is inconsistent with the written reference set forth above; Employee shall exercise this approval in a reasonable manner. Nothing in this paragraph, however, shall prevent either party from making any necessary disclosures regarding Employee's termination from employment as required by law.

      13. MATERIAL BREACH. In the event of a material breach by the Company of its obligations under this Agreement, the Option Agreements, the Indemnity Agreement or the Inventions Agreement, the Company agrees to immediately pay in full, upon demand of Employee, all remaining and unpaid Severance Payments and other unpaid payments and benefits owing to Employee under this Agreement. In the event of a material breach by Employee of his obligations under this Agreement, the Option Agreements, the Indemnity Agreement or the Inventions Agreement, the Employee agrees (i) that the Company may immediately cease making the Severance Payments and providing to Employee any other payments and benefits described in this Agreement and (ii) upon demand of the Company, to immediately repay and return to Company all Bonus, Severance Payments and other payments and benefits previously provided to Employee under this Agreement. A material breach by Company shall include, but is not limited to, the failure to timely make any payments owed to Employee following notice thereof by Employee and a reasonable cure period of not less than ten (10) days. Nothing in this paragraph 13 shall in any way limit or reduce either party's right to pursue all other legal and equitable remedies available as a result of a breach of this Agreement.

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      14.   OLDER WORKERS' BENEFIT PROTECTION ACT. This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

            a. Employee acknowledges and agrees that he has read and understands the terms of this Agreement.

            b. Employee acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

            c. Employee acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Employee understands that, at his option, Employee may elect not to use the full 21-day period.

            d. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke his acceptance of this Agreement within seven (7) days after the date he signs it. Employee's revocation must be in writing and received by Company's April 7, 2003 by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Employee does not revoke acceptance within the 7-day period, Employee's acceptance of this Agreement shall become binding and enforceable on the eighth day after he signs this Agreement ("Effective Date").

            e. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

      15. LEGAL FEES. In the event of a legal dispute regarding enforcement of this agreement, each party will bear its own costs, fees and expenses, unless a party prevails in substantial part, in which event the prevailing party shall be entitled to an award of costs, fees and expenses.

      16. NO ADMISSIONS. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability (including, without limitation, that the payment to Employee of the Bonus constitutes an admission that the Bonus was earned by Employee as compensation or otherwise during Employee's employment with the Company) and shall not be used or construed as such in any legal or administrative proceeding.

      17.   GENERAL TERMS.

            a. GOVERNING LAW/JURISDICTION. This agreement shall be governed by and construed according to California law, without regard to principles of conflict of laws. Each party consents to exclusive jurisdiction and venue in San Diego, California.

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            b.    ARBITRATION. The parties agree that any and all disputes
arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Diego, California before the American Arbitration Association. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee's obligations under this Agreement and any agreements incorporated herein by reference.

            c. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            d. ASSIGNMENT. Neither party may assign (whether by operation of law or otherwise) its rights or obligations under this Agreement; provided that the Company may assign (whether by operation of law or otherwise) this Agreement and its rights and obligations hereunder in connection with any merger or consolidation of the Company with or into another corporation or other entity or the sale or transfer of all or substantially all of the properties and assets of the Company.

            e. AUTHORITY. Each party represents and warrants that (i) such party has all requisite power and authority to enter into and perform such party's obligations under this Agreement and to consummate the transactions contemplated hereby and (ii) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

            f. WAIVER. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

            g. SEVERABILITY. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

            h. ENTIRE AGREEMENT. This Agreement, including the attachment hereto, the surviving provisions of the Employee Confidentiality and Inventions Agreement and Company's

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2000 Equity Incentive Plan and related stock option documents, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to any agreements in respect of the payment of severance or other post-termination benefits in that certain Amended Employment Agreement, dated as of May 14, 2002, between Employee and the Company, as amended to date, or otherwise.

            i. MODIFICATION, No modification, amendment, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, amendment, termination or waiver is sought to be enforced.

            j. COUNTERPARTS. This Agreement and the attachments hereto may be executed in counterparts, each of which shall be deemed an original. Such counterparts together constitute one instrument.

            k. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            l. INTERPRETATION. Each party to this Agreement and his or its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any attachments or amendments to this Agreement. Employee acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company or any agent thereof which is not set forth in this Agreement. Each of the parties acknowledges and agrees that Gray Cary Ware & Freidenrich LLP is counsel to the Company and not to the Employee and that Employee has had reasonable opportunity to consult with separate counsel with respect to the matters contained herein.

      18. REAFFIRMATION. Employee agrees to execute the attached Amendment to this Agreement on or about the date of his termination from employment with Company in order to extend and reaffirm the promises and covenants made by Employee in this Agreement, including, but not limited to, the general release of all claims, through such date of termination. Employee agrees that his failure to execute the Amendment to this Agreement shall constitute a material breach of his obligations under this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

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      IN WITNESS WHEREOF, the parties to this Agreement have executed this
Transition Agreement in San Diego. California on the date first above written.

                                          JOHN J. HENTRICH

3/31/03                                   /s/ John J. Hentrich
-------                                   -----------------------------
Dated                                     John J. Hentrich

                                          WEBSIDESTORY, INC.

3-31-03                                   By: /s/ Kurt R. Jaggers
-------                                       -------------------------
Dated                                     Name: Kurt R. Jaggers
                                          Title: Director

                     SIGNATURE PAGE TO TRANSITION AGREEMENT